Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-214566) and related proxy statement/prospectus of Lennar Corporation dated January 6, 2017 and to the use of our report dated February 22, 2016, with respect to the consolidated financial statements of WCI Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission and incorporated by reference in the proxy statement/prospectus of Lennar Corporation.

/s/ Ernst & Young LLP

Certified Public Accountants

Boca Raton, Florida

January 6, 2017